HOME EQUITY ADVISORS, LLC

FINANCIAL STATEMENTS
(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007

HOME EQUITY ADVISORS, LLC

BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$3,805	$2,208
Commissions and fees receivables	13,576	13,794
Employee advances	-	2,000
Total current assets	17,381	18,002

Fixed assets:
Furniture and equipment	2,801	-
Less accumulated depreciation	(356)	-
Net fixed assets	2,445	-

Total assets	$19,826	$18,002

LIABILITIES AND STOCKHOLDER EQUITY

Current liabilities:
Accounts payable	$5,638	$391
Accrued expenses	8,824	6,694
Total current liabilities	14,462	7,085

Members' capital:
Common units, no par value, 1,000,000 units issued and outstanding	7,040	7,040
Accumulated earnings (deficit)	(1,676)	3,877
Total member capital	5,364	10,917

Total liabilities and members' capital	$19,826	$18,002

See notes to financial statements.

HOME EQUITY ADVISORS, LLC

STATEMENTS OF INCOME
(Unaudited)

	Three months	Six months
	ended	ended
	June 30, 2007	June 30, 2007

Revenues:

Commissions and fees	$57,616	$101,135

Operating expenses:

Selling	43,234	76,846
General and administrative	2,481	7,524

Total operating expense	45,715	84,370

Net income	$11,901	$16,765

See notes to financial statements.

HOME EQUITY ADVISORS, LLC

STATEMENTS OF CASH FLOWS
(Unaudited)

Six months
ended
June 30, 2007
Cash flows from operating activities:
Net income	$16,765
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation	356
Changes in operating assets and liabilities:
Accounts receivable	218
Accounts payable	5,247
Accrued expenses	2,130
Employee advances	2,000
Net cash flows provided by operating activities	26,716

Cash flows from investing activities:
Purchase of computer equipment	(2,801)
Net cash flows used in investing activities	(2,801)

Cash flows from financing activities:
Member distributions	(22,318)
Net cash flows used in financing activities	(22,318)

Net change in cash and cash equivalents	1,597

Cash and cash equivalents, beginning of period	2,208

Cash and cash equivalents, end of year	$3,805

See notes to financial statements.

HOME EQUITY ADVISORS, LLC

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2007

1             BASIS OF PRESENTATION

The accompanying unaudited financial information has been prepared by Home Equity Advisors (the “Company”) in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10Q and article 10 of Regulation S-X of the Securities and Exchange Commission (SEC). Accordingly, it does not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) considered necessary for a fair statement of this financial information have been included. Financial results for the interim period presented are not necessarily indicative of the results that may be expected for the fiscal year as a whole or any other interim period. This financial information should be read in conjunction with the audited financial statements and notes for the period from inception (September 18, 2006) to December 31, 2006.

The members of the Company established its existence on September 18, 2006. Since Home Equity Advisors began their operations on September 18, 2006, there is no comparative information for the six months ended June 30, 2006.

2             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Home Equity Advisors, LLC (the Company), based in Minneapolis, Minnesota, is a mortgage broker assisting homeowners in refinancing their home mortgages and assisting prospective home buyers in qualifying for a home mortgage and brokering the financing.

Revenue Recognition

Commissions and loan fees generated by the Company are recognized at the time the loan closes.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company has elected to be taxed under the provisions of Limited Liability Corporations (LLC) of the Internal Revenue Code. Under those provisions, the Company does not pay corporate income tax on its taxable income. Instead, each member of the Company is liable for individual income taxes on the Company’s taxable income and other distributions received from the Company. Therefore, no provision or liability for income taxes has been included in these financial statements.

HOME EQUITY ADVISORS, LLC

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2007

3	RELATED PARTY TRANSACTIONS

As of June 30, 2007 the Company had accrued $8,824 of commissions payable to its members. Total commissions paid to its members for services provided for the six months ended June 30, 2007 were $19,242 and have been classified as selling expenses in the statement of income.

4	SUBSEQUENT EVENTS

In July 2007, a member forgave $5,000 owed to the member by the Company. The Company has accounted for the forgiveness as a capital contribution as of December 31, 2006 in accordance with Accounting Principals Board (APB) Opinion No. 26 “Early Extinguishment of Debt”.

On July 15, 2007, Webdigs, LLC (a private company) acquired all outstanding member units in the Company. Webdigs, LLC issued 64,000 member units to pay for the acquisition of all of the Company’s outstanding member units. At the time of sale, the 64,000 units issued by Webdigs had an estimated value of $32,000. Webdigs is an on-line real estate broker who plans to offer the Company’s mortgage brokerage services as a complementary service to its own real estate customers.